EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

08/09/04	Investors: Mary Healy, 630-623-6429
Media: Anna Rozenich, 630-623-7316

McDONALD’S MOMENTUM CONTINUES

GLOBAL COMPARABLE SALES RISE FOR THE 15th CONSECUTIVE MONTH

•	Global comparable sales up 6.4% in July—our 15th consecutive monthly global same store sales increase

•	Year-to-date 2004 global comparable sales increased 8.2%

•	U.S. comparable sales up 7.8% for the month of July; 10.9% year-to-date

•	Europe comparable sales up 2.1% for the month of July; 3.7% year-to-date

OAK BROOK, IL – McDonald’s Corporation announced today that comparable sales for McDonald’s restaurants worldwide increased 6.4% for the month. Systemwide sales, which includes sales for all McDonald’s restaurants, increased 10.6%, or 7.2% in constant currencies, compared with July 2003.

Charlie Bell, President and Chief Executive Officer, said, “Our customer-driven Plan to Win continues to generate excellent sales momentum. In July we achieved positive comparable sales across all business segments for the eighth time in the last nine months. Globally, we continue to increase sales and customer visits. For July, a positive trading day impact, which varied around the world, also contributed to our comparable sales performance.

“In the U.S., comparable sales were up 7.8% for the month, on top of a 9.9% increase in July 2003. These results demonstrate the sustainability of our Plan and the staying power of our renewed momentum. This week the U.S. celebrates the opening of the 2004 Summer Olympic games with the official launch of our newest product offering – Chicken Selects® premium chicken breast strips. Chicken Selects® add a great-tasting, premium product with a strong adult appeal to our chicken line-up.

“In Europe, comparable sales increased 2.1% for the month and were up 3.7% year-to-date. While I am encouraged by Europe’s progress to date, I have higher expectations for revitalizing the performance of this key business segment. Ongoing emphasis on contemporary food offerings, outstanding everyday value and service, along with the rejuvenation of our business in the U.K., will be the keys to delivering steady improvement over the long term. This month, as the Official Restaurant of the 2004 Olympic Games, our team in Europe looks forward to serving our menu, which provides a familiar ‘taste of home,’ to the estimated 300,000 athletes, coaches and spectators expected to visit McDonald’s three Olympic Games restaurant sites in Athens. In conjunction with the Olympics, Europe’s Salads Plus markets will feature the “Go ActiveTM Adult Happy Meal®.”

“In Asia/Pacific, Middle East and Africa we posted strong monthly comparable sales for July, driven by Australia, Japan and Hong Kong, as our initiatives to enhance the variety and value of our menu continue to attract new customers.

“Our results to date reflect the strength of our commitment to enhancing McDonald’s brand relevance and improving the operational execution in our restaurants. As we continue through 2004, we will maintain our intense focus on delivering a superior restaurant experience to our customers. We will accomplish this by getting even better at each of the five P’s in our Plan to Win – People, Product, Place, Price and Promotion. While we still have work to do, we look forward to the opportunities that lie ahead as we continue the revitalization of McDonald’s.”

July Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase/(Decrease)	2004	2003	2004	2003

McDonald’s Restaurants*	6.4	4.2	8.2	(0.3)
Major Segments:
U.S.	7.8	9.9	10.9	2.9
Europe	2.1	(0.6)	3.7	(2.7)
APMEA**	8.3	(3.6)	7.3	(6.8)

July Systemwide Sales
	Month-to-Date		Year-to-Date
Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency
McDonald’s Restaurants*	10.6	7.2	13.8	9.0
Major Segments:
U.S.	8.3	8.3	11.7	11.7
Europe	12.9	3.6	16.2	5.2
APMEA**	14.4	8.4	15.9	7.1
*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions

•	Comparable sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
•	Systemwide sales include sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•	Trading day impact represents the effect on comparable sales results of changes in the composition of weekdays, weekends, and holidays for a given month compared with the prior year.

Upcoming Communications

Key members of McDonald’s management team will speak at 10:30 a.m. (Eastern Time) at the Goldman Sachs Global Retailing Conference on September 8, 2004. This presentation will be webcast live and available for replay for a limited time at www.investor.mcdonalds.com.

The Company plans to release August 2004 sales information on Wednesday, September 8.

More than 30,000 local McDonald’s restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of August 9, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.